Option #	MYLAN LABORATORIES INC.	EXHIBIT 10.4(b)
2003 LONG-TERM INCENTIVE PLAN
STOCK OPTION AGREEMENT

                     (the “Optionee”) is granted, effective as of the ___ day of                      (the “Date of Grant”), options (the “Options”) to purchase shares of Common Stock (“Common Stock”) of Mylan Laboratories Inc. (the “Option Shares”) pursuant to the 2003 Long-Term Incentive Plan (the “Plan”) of Mylan Laboratories Inc. (the “Corporation”). The Options are subject to the terms and conditions set forth below and in the Plan, which is a part of this Stock Option Agreement (the “Agreement”).

1.	Exercise Price: $ per Option share

2.	Number of Option Shares:

3.	Type of Option:

4.	Vesting: The Options granted hereunder will become vested in accordance with the following schedule:

Date of Vesting	Option Shares Vested

5.	Exercise of Option: Options may be exercised in accordance with the rules contained in Article VI, Section 6.04 Option Exercise Procedures, of the Plan.

6.	Expiration Date: Subject to earlier termination as provided in Article VI, Section 6.03 (e) of the Plan, the Options granted hereunder shall expire at 12:01 a.m. Eastern Standard Time on the tenth (10th) annual anniversary of the Date of Grant, unless earlier exercised. This option will expire upon the occurrence of certain events related to the termination of your employment. Although in most instances you will have some period of time between the last day of your employment and the termination of your option, you should consult the enclosed Summary of Plan Features for the 2003 Long-Term Incentive Plan, to ensure that you do not forfeit any rights under this agreement. This agreement does not constitute an employment contract.

7.	Limitation Of Liability Of The Committee And Board Of Directors: The Optionee agrees that the liability of the officers and the Board of Directors of the Corporation to the Optionee under this Agreement shall be limited to those actions or failure to take actions which constitute self-dealing, willful misconduct or recklessness.

8.	Law Governing: This Agreement shall be governed by and construed under the internal laws of the Commonwealth of Pennsylvania.

Mylan Laboratories Inc.
2003 Long-Term Incentive Plan Subcommittee	Optionee

By: Robert J. Coury	[Name]
Title: Vice Chairman and CEO